Exhibit 99.2

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS AND BALLY TECHNOLOGIES
ANNOUNCE RAINBOW CASINO DEAL

LAS VEGAS, April 5, 2010 — Isle of Capri Casinos, Inc. (NASDAQ: ISLE)  announced it has entered into a definitive purchase agreement with Bally Technologies, Inc. (NYSE: BYI) to purchase its Rainbow Casino in Vicksburg, Miss. pending regulatory approval.

Under the terms of the agreement, which was approved by the Board of Directors of both companies, Isle of Capri Casinos will pay Bally Technologies $80 million in an all-cash transaction, assuming the transaction closes by approximately June 30, 2010.

“We have enjoyed a successful, 16-year run owning and operating Rainbow Casino and have made a number of improvements to the facility which have enabled it to grow its business, even in a very competitive environment,” said Richard Haddrill, Chief Executive Officer of Bally Technologies. “But we felt it was important that we focus on our core business of providing industry-leading games and systems technology, and we feel confident that under the ownership of Isle of Capri, Rainbow and its employees will be in very competent hands.”

“We are pleased to return to the Vicksburg market and expand our presence in Mississippi through this transaction, which creates a mutually beneficial situation for Isle of Capri and for Bally Technologies and allows both of our companies to focus on what we do best,” said James B. Perry Chairman and Chief Executive Officer of the St. Louis, Mo.-based Isle of Capri Casinos, Inc. “Rainbow is a successful property with a solid core business that will fit very well into the Isle portfolio and benefit from the operational expertise of our management team. Additionally, Bally has made important investments at the Rainbow facility and maintained a solid team of employees, who we look forward to welcoming to Isle of Capri.”  Perry noted that Isle plans to fund the transaction under its existing credit facility.

Rainbow Hotel Casino has approximately 350 employees, 25,000 square feet of gaming space, 831 slot machines, 10 table games, and an accompanying 89-room hotel.

About Bally Technologies, Inc.

With a history dating back to 1932, Las Vegas-based Bally Technologies designs, manufactures, operates and distributes advanced gaming devices, systems and technology solutions worldwide. Bally’s product line includes reel-spinning slot machines, video slots, wide-area progressives, and Class II, lottery and central determination games and platforms. As the world’s No. 1 gaming systems company, Bally also offers an array of casino management, slot accounting, bonusing, cashless and table management solutions. The Company also owns and operates Rainbow Casino in Vicksburg, Miss. For more information, please contact Laura Olson-Reyes, Director of Corporate Communications, at 702-584-7742, or visit http://www.ballytech.com.

For Bally
Investor Contact: Michael Carlotti	Media Contact: Laura Olson-Reyes
Vice President of Investor Relations and Capital Markets	Director of Corporate Communications
(702) 584-7995	(702) 584-7742
MCarlotti@ballytech.com	LOlson-reyes@ballytech.com

About Isle of Capri Casinos, Inc.

Isle of Capri Casinos, Inc., founded in 1992, is dedicated to providing its customers with an exceptional gaming and entertainment experience at each of its 14 casino properties. The Company owns and operates casinos domestically in Biloxi, Lula and Natchez, Mississippi; Lake Charles, Louisiana; Bettendorf, Davenport, Marquette and Waterloo, Iowa; Boonville, Caruthersville and Kansas City, Missouri; two casinos in Black Hawk, Colorado; and a casino and harness track in Pompano Beach, Florida. More information is available at the Company’s website, http://www.islecorp.com/.

For Isle of Capri
Dale Black	Jill Haynes
Chief Financial Officer	Sr. Director, Corporate Communication
(314) 813-9327	(314) 813-9368
dale.black@islecorp.com	jill.haynes@islecorp.com

This news release may contain “forward-looking” statements within the meaning of the Securities Act of 1933, as amended, and is subject to the safe harbor created thereby. Such information involves important risks and uncertainties that could significantly affect the results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements.  Future operating results may be adversely affected as a result of a number of risks that are detailed from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update the information in this press release and represents that the information is only valid as of today’s date.

— BALLY TECHNOLOGIES, INC. —